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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[X] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           Unique Casual Restaurants
                (Name of Registrant as Specified In Its Charter)

                           Unique Casual Restaurants
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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                        [UNIQUE CASUAL RESTAURANT LOGO]

                                                March 11, 1999

Dear Unique Casual Shareholder:

                             PROXY CONTEST SETTLED

We are writing to inform you that the pending proxy contest regarding our March 17 Annual Meeting has been settled by agreement between the Company and Atticus Partners, L.P. We believe that the terms of the settlement agreement, which are briefly described below, are in the best interests of the Company and its shareholders.

The most significant features of the settlement are:

c Atticus' nominees for election as Directors, Timothy R. Barakett and James S. Goodwin, will be immediately appointed to the Board as Class I Directors of the Company to serve until the 2000 Annual Meeting.

and

c Atticus will support Erline Belton and Joseph W. O'Donnell, management's nominees for election as Class II Directors to serve until the 2001 Annual Meeting, with the shares Atticus beneficially owns.

                             TERMS OF THE AGREEMENT

The settlement agreement also calls for the following events to occur:

c The Board of Directors will be expanded immediately from five to seven seats in order to accomodate the appointment of the Atticus Directors.

c The Board of Directors will establish a two-member strategic committee of the Board, consisting of Alan D. Schwartz, a continuing director, and Timothy R. Barakett, one of the Atticus Nominees. The Board will delegate to this committee authority to control and/or oversee the negotiation and preparation of any transaction to sell the Company and provide a recommendation regarding such a transaction to the full Board. The committee will also have the authority to review and evaluate the Company's senior executive officers in light of the Company's strategic needs and objectives and take action in connection with its evaluation.

c If the Company does not enter into a definitive agreement with respect to a sale, merger or other business combination by May 31, 1999 (or a later date determined by the committee described above), then the Board shall be reduced to five members and two of the current directors will be required to step down.

One Corporate Place     -     55 Ferncroft Road     -     Danvers, MA 01923-4001
              Phone: (978) 774-6606     -     Fax: (978) 774-1334
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                  TIME IS SHORT. PLEASE VOTE YOUR PROXY TODAY.

We are extremely pleased to inform you of this settlement. We also remind you that the meeting is March 17 -- just about a week from today. It's important that your vote be cast at the meeting. For your convenience, we have included another proxy card and return envelope with this mailing for you to use.

If you have previously returned our WHITE proxy card you do not need to do anything and your shares will be voted for the election of management's nominees. If you previously returned Atticus' BLUE proxy card your shares will not be voted unless you complete and return the enclosed proxy card.

If you have questions about your vote, or if you wish to change your vote, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885.

On behalf of your Board of Directors,

Sincerely,
[SIGNATURE OF DON MOORE]

Donald C. Moore
Chief Executive Officer

We have set forth below certain information regarding the Atticus Directors:

                                                          PRINCIPAL OCCUPATION AND BUSINESS
   NAME, AGE AND PRINCIPAL BUSINESS ADDRESS                  DURING THE LAST FIVE YEARS
   ----------------------------------------               ---------------------------------
Timothy R. Barakett, 33.......................  Mr. Barakett has been the President and Managing
Atticus Capital, L.L.C.                         Member of Atticus Capital, L.L.C., a private
590 Madison Avenue, 32nd Floor                  investment management company and an affiliate of
New York, New York 10022                        Atticus Partners, since October 1995. From June 1993
                                                until March 1995, Mr. Barakett was a Managing
                                                Director at Junction Advisors Inc., a private
                                                investment management company.
James S. Goodwin, 42..........................  Mr. Goodwin has been a private investor since March
39 East 79th Street                             1998. From 1990 until February 1998, Mr. Goodwin was
New York, New York 10021                        a Managing Director at Gleacher Natwest, Inc., an
                                                investment banking company.

Pursuant to the terms of the settlement agreement, the Company will pay certain of Atticus' expenses incurred to date in connection with Atticus' solicitation of proxies with respect to the Annual Meeting, in an amount not to exceed $150,000.

As of March 10, 1999, Mr. Goodwin was the beneficial owner of no shares of Common Stock of the Company and Mr. Barakett was the beneficial owner of 1,908,506 shares of Common Stock of the Company.